Exhibit 10.8

THUNDERSTONE ACQUISITION CORP

Unit E, 7 Floor, China Insurance Building,

48 Cameron Road, Tsim Sha Tsui, Kowloon, Hong Kong

ADMINISTRATIVE SERVICE AGREEMENT

July 3, 2025

THUNDERSTONE LTD.

Unit E, 7 Floor, China Insurance Building,

48 Cameron Road, Tsim Sha Tsui, Kowloon, Hong Kong

Ladies and Gentlemen:

This letter agreement entered into by and between Thunderstone Acquisition Corp (the “Company”) and Thunderstone LTD. (the “Sponsor”) will confirm our agreement that, commencing on the effective date (the “Effective Date”) of the registration statement (the “Registration Statement”) for the initial public offering (the “IPO”) of the securities of the Company and continuing until the earlier of (i) the consummation by the Company of an initial business combination and (ii) the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i)	Sponsor shall take steps directly or indirectly to make available to the Company, at Unit E, 7 Floor, China Insurance Building, 48 Cameron Road, Tsim Sha Tsui, Kowloon, Hong Kong (or any successor location), certain office space, utilities, secretarial and administrative services, as may be required by the Company from time to time;

(ii)	In exchange therefor, the Company shall pay Sponsor the sum of $10,000 per month on the Effective Date and continuing monthly thereafter until the Termination Date; and

(iii)	Sponsor hereby agrees that it does not have any right, title, interest or claim of any kind (a “Claim”) in or to any monies that may be set aside in a trust account (the “Trust Account”) that may be established upon the consummation of the IPO, and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto. No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

Any litigation between the parties hereto (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles.

This letter agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

Sincerely yours,

THUNDERSTONE ACQUISITION CORP

By:	/s/ Xunlei Lu
Name:	Xunlei Lu
Title:	Chief Executive Officer and Director (Principal Executive Officer)

Acknowledged and Agreed this 3rd day

of July 2025

THUNDERSTONE LTD.

By:	/s/ Xunlei Lu
Name:	Xunlei Lu
Title:	Director

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